Exhibit 99.1

For Additional Information:

Navarre Investor Relations

763-535-8333

ir@navarre.com

NAVARRE CORPORATION REPORTS FINANCIAL RESULTS FOR

FIRST QUARTER OF FISCAL YEAR 2012

Conference call on Wednesday, August 3, 2011 at 11:00 a.m. ET

MINNEAPOLIS, August 2, 2011 — Navarre Corporation (Nasdaq: NAVR), a leading distributor, provider of complete logistics solutions, and publisher of computer software, today reported its first quarter of fiscal year 2012 financial results.

•	Net sales from continuing operations increased 5% to $104.0 million, as compared to net sales from continuing operations of $98.8 million for the first quarter of the prior year.

•

Continuing operations before income tax was a loss of $963,000 during the first quarter, as compared to income from continuing operations before income tax during the first quarter of the prior year of $502,000. This year’s first quarter included the impact of a $1.4 million severance charge related to the departure of the Company’s former CEO.

•

Net loss from continuing operations for the first quarter of fiscal year 2012 was $627,000, or $0.02 per diluted share, versus net income from continuing operations of $203,000, or $0.01 per diluted share in the same period of the prior year. Severance costs in connection with the departure of the Company’s former CEO had a tax-effected impact of $0.03 per diluted share.

•

EBITDA before share-based compensation expense for the first quarter was $365,000, as compared to EBITDA before share-based compensation expense from continuing operations of $2.0 million in the prior year’s first quarter. (See “Use of Non-GAAP Financial Information” below.)

•	The Company had no debt and a cash balance of $8.9 million at June 30, 2011, as compared to debt of $19.7 million on June 30, 2010, an improvement of $28.6 million.

Reid Porter, Interim Chief Executive Officer, commented, “We are pleased with the progress made during the first quarter towards the execution of our strategic initiatives, highlights included:

•	The addition of new consumer electronics and accessory product lines drove a 155% net sales increase during the first quarter to $12.2 million;

•	The continued growth of our e-commerce fulfillment, which accounted for $13.6 million in net sales during the quarter, an increase of 79% over the prior year; and

•	Expansion into Canada that resulted in net sales of $9.3 million, an increase of 18% from the prior year’s first quarter.

“Our growth in consumer electronics and accessories was driven by the opening of 25 new client and vendor relationships during the quarter. We expect this pace of vendor and client expansion to continue through the remainder of the fiscal year. This targeted expansion of our product offering has provided us with the critical mass necessary to successfully establish new retail customer relationships. The 155% increase in consumer electronics and accessories sales keeps us on course to more than double the size of this category during the fiscal year.

“As we have grown our client and vendor base we have also made investments in our systems and a new business development group to expand our service offering. This suite of services allows our vendors to seamlessly sell their products through both traditional retailers and e-commerce channels. These investments are providing the tools to execute our strategy of increased service offerings, targeted product diversification and customer expansion,” continued Porter.

Distribution Segment

For the first quarter ended June 30, 2011, the distribution segment’s net sales, before inter-company eliminations, increased by 6% to $101.7 million, as compared to net sales of $96.0 million for the same period of the prior year. Sales of consumer electronics and accessories more than doubled as compared to the prior year. Offsetting this increase was reduced demand for software products from traditional retail customers during the quarter. (See “Use of Non-GAAP Financial Information” below.)

The distribution segment incurred an operating loss for the first quarter of $2.2 million, as compared to operating income of $9,000 in the first quarter of the prior fiscal year. The operating results of the distribution segment were impacted by a $1.4 million severance charge for amounts payable to the Company’s former CEO and reduced software gross margins due to a mix of sales that included a higher proportion of lower margin security and utilities software.

Publishing Segment

The publishing segment includes the results of Encore Software. The results of FUNimation Entertainment, which was sold on March 31, 2011, are classified as discontinued operations for all periods.

For the first quarter ended June 30, 2011, the publishing segment had net sales, before inter-company eliminations, of $7.2 million, an increase of 2%, as compared to net sales of $7.1 million in the first quarter of the prior fiscal year. During the first quarter sales of the Punch! line of home design software increased significantly compared to the prior year. These gains were partially offset by decreased sales of other products in traditional retail channels. Encore also saw strong results from the sale of products through its proprietary e-commerce websites which increased by 69% compared to the prior year’s first quarter. (See “Use of Non-GAAP Financial Information” below.)

Operating income during the first quarter for the publishing segment was $1.6 million, as compared to $1.1 million in the first quarter of the prior year. The publishing segment’s first quarter operating results benefitted from the reversal of a contingent liability in connection with the acquisition of Punch! Software.

New Chairman Elect

As previously announced, Eric Paulson, Navarre’s founder and current Chairman of the Board of Directors, determined that he will not stand for re-election at the annual meeting of the Company’s shareholders on September 15, 2011. Accordingly, the Company’s Board of Directors recently elected Timothy R. Gentz as its Chairman elect. Mr. Gentz will assume the position of Chairman of the Board following the annual shareholders meeting.

Outlook

The Company’s guidance for its fiscal year 2012 remains unchanged, and is as follows:

•	Net sales are anticipated to be between $490.0 million and $520.0 million; and

•	EBITDA before share-based compensation expense is expected to be between $11.0 million and $14.0 million.

Conference Call

The Company will host a conference call at 11:00 a.m. ET (10:00 a.m. Central Time), Wednesday, August 3, 2011, to discuss its fiscal year 2012 first quarter financial results. The conference call can be accessed by dialing (866) 788-0543, and utilizing conference participant passcode “13104006”, ten minutes prior to the scheduled start time. In addition, a live broadcast of this call will be available by going to the “Investors” section of the Company’s website located at www.navarre.com. Those wishing to access this live broadcast of the call should go to the Company’s website fifteen minutes prior to the start time to register and download any necessary software. A replay of the conference call will be available at the Company’s website following its completion.

Use of Non-GAAP Financial Information

In evaluating our financial performance and operating trends, management considers information concerning our net sales before inter-company eliminations, and earnings before interest, taxes, depreciation, amortization, and share-based compensation expense from continuing operations, which are not calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. The Company’s management believes these non-GAAP measures are useful to investors because they provide supplemental information that facilitates comparisons to prior periods and for the evaluation of financial results. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. The method the Company uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. Investors are encouraged to review the reconciliation of these preliminary non-GAAP financial measures to the comparable preliminary GAAP results, which is attached to this release and can also be found on the Company’s website at www.navarre.com.

About Navarre Corporation

Navarre® is a distributor and provider of complete logistics solutions for traditional and internet-based retail channels. Our solutions support both direct-to-consumer and business-to-business sales. We also publish computer software through our Encore® subsidiary. Navarre was founded in 1983 and is headquartered in Minneapolis, Minnesota.

Safe Harbor

The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: difficult economic conditions that adversely affect the Company’s customers and vendors; the Company’s revenues being derived from a small group of customers; a pending investigation by the U.S. Securities and Exchange Commission (the “SEC”) or litigation arising out of this investigation, or other matters, may subject the Company to significant costs; the seasonal nature of the Company’s business; the potential for the Company to incur significant additional costs and to experience operational and logistical difficulties in connection with its systems; the Company’s dependence on significant vendors; the uncertain results of developing new software products; uncertain financial results in the publishing segment; the Company’s ability to meet significant working capital requirements related to distributing products; and the Company’s ability to compete effectively in the highly competitive distribution and publishing industries. In addition to these, a detailed statement of risks and uncertainties is contained in the Company’s reports to the SEC, including, in particular, the Company’s Form 10-K filings, as well as its other SEC filings and public disclosures.

Investors and shareholders are urged to read this press release carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this press release will be met, and investors should understand the risks of investing solely due to such projections. The forward-looking statements included in this press release are made only as of the date of this report and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov/ or at one of the SEC’s other public reference rooms in Washington D.C., New York, New York or Chicago, Illinois. Please contact the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms.

NAVARRE CORPORATION

Consolidated Statements of Operations

(In thousands, except per share amounts)

	(Unaudited)
	Three Months Ended June 30,
	2011	2010
Net sales	$104,016	$98,792
Cost of sales (exclusive of depreciation)	90,229	84,315

Gross profit	13,787	14,477
Operating expenses:
Selling and marketing	5,043	4,884
Distribution and warehousing	2,443	2,472
General and administrative	5,924	5,074
Depreciation and amortization	972	891

Total operating expenses	14,382	13,321

(Loss) income from operations	(595)	1,156
Other income (expense):
Interest (expense) income, net	(293)	(395)
Other (expense) income, net	(75)	(259)

(Loss) income from continuing operations before income tax	(963)	502
Income tax benefit (expense)	336	(299)

Net (loss) income from continuing operations	(627)	203
Discontinued operations:
Income from discontinued operations, net of tax	—	895

Net (loss) income	$(627)	$1,098

Basic (loss) earnings per common share:
Continuing operations	$(0.02)	$0.01
Discontinued operations	—	0.02

Net (loss) income	$(0.02)	$0.03

Diluted (loss) earnings per common share:
Continuing operations	$(0.02)	$0.01
Discontinued operations	—	0.02

Net (loss) income	$(0.02)	$0.03

Weighted-average shares outstanding:
Basic	36,605	36,367
Diluted	36,605	36,813

NAVARRE CORPORATION

Consolidated Condensed Balance Sheets

(In thousands)

	(Unaudited) June 30, 2011	(Unaudited) June 30, 2010	March 31, 2011
Assets
Current assets:
Cash and cash equivalents	$8,928	$—	$—
Accounts receivables, net	51,796	42,488	57,833
Receivable from the sale of discontinued operations	—	—	24,000
Inventories	27,709	24,820	24,913
Deferred tax assets – current, net	6,520	7,203	6,436
Other	3,988	3,825	3,957
Current assets of discontinued operations	—	6,718	—

Total current assets	98,941	85,054	117,139
Property and equipment, net	8,712	11,292	9,299
Intangible assets, net	7,934	8,639	8,084
Deferred tax assets – non-current, net	24,602	13,500	24,320
Other assets	14,930	16,696	15,024
Non-current assets of discontinued operations	—	29,715	—

Total assets	$155,119	$164,896	$173,866

Liabilities and shareholders’ equity
Current liabilities:
Revolving line of credit	$—	$19,709	$—
Accounts payable	71,260	65,243	80,379
Other	9,338	9,065	18,189
Current liabilities of discontinued operations	—	6,492	—

Total current liabilities	80,598	100,509	98,568
Long-term liabilities:
Other	1,835	2,362	2,217

Total liabilities	82,433	102,871	100,785
Shareholders’ equity	72,686	62,025	73,081

Total liabilities and shareholders’ equity	$155,119	$164,896	$173,866

NAVARRE CORPORATION

Consolidated Condensed Statements of Cash Flows

(In thousands)

	(Unaudited) Three Months Ended June 30,

	2011	2010
Net cash used in operating activities	$(2,702)	$(1,490)
Net cash provided by (used in) investing activities	20,280	(8,673)
Net cash (used in) provided by financing activities	(8,650)	9,464

Net cash provided by (used in) continuing operations	8,928	(699)

Discontinued operations
Net cash provided by operating activities	—	832
Net cash used in investing activities	—	(130)
Net cash used in financing activities	—	(3)

Net cash provided by discontinued operations	—	699

Net increase in cash	8,928	—
Cash at beginning of period	—	—

Cash at end of period	$8,928	$—

NAVARRE CORPORATION

Supplemental Information

(In thousands)

(Unaudited)

Reconciliation of Net Sales Before Inter-Company Eliminations to GAAP Net Sales and Business Segment Information

	Three Months Ended June 30,
	2011	%	2010	%
Net sales:
Distribution	$101,734	93.4%	$95,953	93.2%
Publishing	7,207	6.6%	7,054	6.8%

Net sales before inter-company eliminations	108,941		103,007
Inter-company eliminations	(4,925)		(4,215)

Net sales as reported	$104,016		$98,792

Operating (loss) income from continuing operations:
Distribution	$(2,239)		$9
Publishing	1,644		1,147

Consolidated operating (loss) income from continuing operations	$(595)		$1,156

NAVARRE CORPORATION

Supplemental Information

(In thousands)

(Unaudited)

Reconciliation of Net (Loss) Income from Continuing Operations to EBITDA from Continuing Operations Before

Share-Based Compensation Expense

	Three Months
	Ended June 30,
	2011	2010
Net (loss) income from continuing operations, as reported	$(627)	$203
Interest expense, net	293	395
Income tax (benefit) expense	(336)	299
Depreciation and amortization	972	891
Share-based compensation	63	226

EBITDA from continuing operations before share-based compensation expense	$365	$2,014